Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Number 333-211963) and on Form S-3 (File Number 333-219097) of Midland States Bancorp, Inc. of our report dated March 2, 2017 on the consolidated financial statements which is included in the Annual Report on Form 10-K of Centrue Financial Corporation.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

August 7, 2017